Exhibit 10-N

James D. Farley
President & Chief Executive Officer
August 1, 2021

Doug Field

Dear Doug,

On behalf of Ford Motor Company and pending Board of Directors and Compensation, Talent and Culture (CTC) Committee approval, I am pleased to offer you the position of Chief Officer, Advanced Technology and Embedded Systems an at-will, Leadership Level 1 position, reporting to me. We believe you have the personal and professional qualifications to make a significant addition to our senior leadership team.

Included within this communication is a summary of the broader range of compensation and benefits related to this offer.1 The main features of our offer are summarized below.

Base Salary: $500,000 per year
This amount is payable monthly, according to Ford’s regular payroll practices.

Signing Bonus: $500,000
This amount will be paid in cash within two weeks after your effective date of hire. This payment will be subject to regular tax withholding.2 Please review and sign the attached Signing Bonus Agreement as part of your offer acceptance.

Special Stock Awards:
Pending final approval by the CTC Committee, you will receive special stock awards, with the grant date values specified below, in the form of time-vested restricted stock units as follows:
•$10,000,000 on or near November 15, 2021 (assuming your effective date of hire is prior to this)
•$8,000,000 on or near November 15, 2022
•$6,000,000 on or near November 15, 2023
•$6,000,000 on or near November 15, 2024
The quantity of restricted stock units for each grant will be determined by the Fair Market Value (FMV) of Ford Common Stock using the closing price for Ford Motor Company Common Stock (trading the regular way on the NYSE) on the grant date for the initial award. The awards will vest over a three-year period – 33% immediately upon grant, 33% one year from the grant date, and the remaining 34% two years from the grant date. You must continue to be actively employed with the Company on the date of grant to be eligible to receive the above awards3.

Annual Incentive Compensation Plan (bonus): $338,000
You will be eligible to participate in the Company’s Annual Incentive Compensation Plan (AICP) with a pro-rated bonus for service in 2021 provided you have commenced your employment with Ford before December 31, 20214. Final AICP awards are dependent on Company performance and may be adjusted by the CTC Committee based on your individual performance.4 In April of each performance year, employees are notified of their AICP target. Your AICP target will be $338,000 for the 2021 performance year. If earned, the award for the 2021 performance year will be paid in March 2022.

Annual Long-Term Incentive Program (stock award):
You will be eligible to participate in the Company’s annual stock award program beginning in 2022. The present stock award planning value for your position is $8,000,000. Awards vary year to year and are approved by the CTC Committee. These stock awards are usually granted in March of each year in the form of 40% time-vested restricted stock units and 60% performance-based restricted stock units.3

Retirement/Savings Plans:
Upon hire, you will have the ability to determine and manage your investment elections under the following plans. The current terms of these plans are as follows, subject to Ford’s right to amend the terms in the future:
•Savings and Stock Investment Plan (SSIP): Company-sponsored 401(k) retirement and savings plan, inclusive of Ford Retirement Plan (FRP).
◦The plan provides Company retirement (FRP) contributions to an SSIP account on your behalf of 3.5% to 5.5% of your eligible base salary, based upon your age. Vesting of the FRP contributions is on the third anniversary of your date of hire.
◦If you choose to contribute your own savings to SSIP, the plan provides Company matching contributions of 90% on the first 5% of your own savings (4.5% maximum match). Vesting of the Company matching contributions is on the third anniversary of your date of hire.
•Benefit Equalization Plan (BEP): The company credits notional contributions to a BEP account on your behalf to make up for Company matching contributions and FRP contributions that would have been made to the SSIP, but were not permitted due to legal limitations on the amount of compensation and/or contributions. This is a non-qualified, unfunded plan.
•Defined Contribution Supplemental Executive Retirement Plan (DC SERP): An additional benefit provided to certain executives where notional contributions are credited to a DC SERP account on your behalf, based upon your age and leadership level. This is a non-qualified, unfunded plan.
•The combination of FRP, BEP and DC SERP contributions total 11% of your salary.

Relocation:
You are eligible for relocation benefits as provided by Company policy for new hires.5

Vacation and Holidays:
You will be eligible for two (2) weeks of paid vacation in 2021. You will receive six (6) weeks of vacation in 2022.

Vehicle Program:
You will be eligible for two free Evaluation vehicles, with fuel, for the purpose of obtaining on-road testing and evaluation. You will also be eligible for up to two lease vehicles under the terms of the Management Lease Vehicle Evaluation Program.

Ford Benefits:
Upon your hire, you will be eligible for other Company benefits, as detailed in the attachments.1 Please refer to the attachment for information on coverage levels, enrollment requirements and other relevant information.

Tax Consequences and Possible Delays in Payment to Avoid Penalties:
You are solely responsible and liable for all taxes that may arise in connection with the compensation and benefits that you receive from Ford. This includes any tax arising under Section 409A of the Internal Revenue Code of 1986, as amended (Code). In the event Ford determines that you are a “specified employee” under Code Section 409A, any nonqualified deferred compensation benefit payable upon termination of employment while a “specified employee” will be delayed until the first day of the seventh month following such termination. Please consult your personal financial or tax advisor about the tax consequences of your compensation and benefits. No one at Ford is authorized to provide this advice to you.

This offer of at-will employment is subject to the following conditions:
•A completed Health History Form and employment application
•A valid proof of identification and acceptable evidence that you are authorized to work in the United States
•Determination, to our satisfaction, that information provided by you in your job application and/or resume is valid. This offer is contingent upon successful completion and passing of the background check.
•Establishment to Ford’s reasonable satisfaction that your commencement of employment with Ford will not violate any agreement (such as a non-competition agreement) between you and any prior employer
•Your satisfactory completion of a forensic review of your electronic devices and accounts to ensure you are not in possession of any other entity’s confidential trade secrets or intellectual property

In addition, your acceptance of this offer is contingent upon the return of the following signed documents:
•Signing Bonus Agreement
•Non-Disclosure Statement
•Confidential Information, Non-compete, and Inventions Assignment Agreement
•Acknowledgement Regarding Ford’s Prohibition of Use of Confidential Information of Other Entities

Other documents we require all employees to execute before they start work (i.e. tax forms, direct deposit form) will be provided to you separately.

This offer supersedes any prior communication (written or verbal) regarding the terms of your employment with Ford and remains in effect until August 9, 2021. We anticipate that your first day of employment will be September 7, 2021.

Please plan to provide proof of identification (e.g. passport, driver’s license or other documentation with a photo or physical description) and proof of the ability to work in the United States (e.g. visa, work permit, etc.) when you report for your first day of work. Michigan law will control all issues arising under this offer.

Doug, we are pleased to offer you this opportunity to join the Ford team and look forward to your favorable response. If you have any questions about this offer, please contact Kiersten Robinson at krobin13@ford.com or 313-322-1656.

Sincerely,

Jim Farley

I have read the foregoing offer of at-will employment. I agree with and accept this offer of employment subject to the terms and conditions detailed above.
Signature:	/s/ J. Doug Field	Date:	August 26, 2021

Attachments:
•Employee Application
•Benefit Summary
•Signing Bonus Agreement
•Non-Disclosure Agreement
•Confidential Information, Non-compete, and Inventions Assignment Agreement
•Acknowledgement Regarding Ford’s Prohibition of Use of Confidential Information of Other Entities
•Background Check Authorization Form
•Ford U.S. Domestic Relocation - Summary
Upon a verbal acceptance, you will be sent additional instructions and the official forms to be signed and returned.

1 Items described in this letter and the attachments, are subject to the terms and conditions of the individual plans and programs. To the extent this summary conflicts with the terms and conditions of the individual plan and program documents, the individual plan and program documents will control. The Company reserves the right to amend or terminate its benefit or pension plans at any time in the future.
2 This payment will be subject to regular tax withholding. If you voluntarily leave Ford Motor Company within the time specified by the Signing Bonus Agreement or if you are discharged ‘for cause’ within that period, the gross signing bonus, including taxes withheld, must be repaid in full to the Company within two weeks of your departure.
3 Stock award grants are subject to the terms and conditions of the Company’s Long-Term Incentive Plan (LTIP) and approval by the CTC Committee of the Board of Directors, or its permitted delegates, as provided in the LTIP. Among other provisions, the LTIP requires stock award grants to be canceled if your employment is terminated for any reason within six months of the grant date.
4 The Company’s Annual Incentive Compensation Plan (AICP) payments for each performance year are made the following March and are subject to the AICP’s terms and conditions. Please note the payment for the current performance year will not be made if you are discharged ‘for cause’, or choose to terminate employment, prior to the payment being made.
6 If you voluntarily leave Ford Motor Company within one year of your hire date, you must repay the relocation expenses as indicated in the Relocation Repayment Agreement provided with your relocation materials.